United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 25, 2008

Vita Spirits Corp.

(Exact name of registrant as specified in its charter)

Nevada	005-83972	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 201, 2400 West Cypress Creek Road

Fort Lauderdale, FL

33309

(Address of principal executive offices with zip code)

305-673-8482

(Registrant's telephone number, including area code)

N/A

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 452 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

_______________________________________________________________________________________________________________________________________________

Item 1.02 Termination of a Material Definitive Agreement

On August 25, 2008, Vita Spirits Corp. and Vita Spirits Inc. entered into a Rescission Agreement to terminate the Asset Purchase Agreement and Agreement of Transfer of Trademark Application Rights dated May 19, 2008. Pursuant to the Rescission Agreement, Vita Spirits Corp. agrees to transfer and assign all right, title and interest assets and trademark assets acquired via the Asset Purchase Agreement and Agreement of Transfer of Trademark Application Rights to Vita Spirits Inc. and Vita Spirits Inc. agrees to return for cancellation the 16,250,000 shares of common stock of the Company issued to Vita Spirits Inc.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 25, 2008, Mr. Tie Ming Li was appointed to the Board of Directors of the Company. In addition thereto, Mr. Garry G. Westbrook resigned from his position of president, treasurer, secretary and director of the Company and Mr. William C. Deal resigned from his position as director of the Company. As a result, the Board of Directors now consists solely of Mr. Tie Ming Li. and Mr. Tie Li will serve as the sole principal officer of the Company.

Tie Ming Li is a successful entrepreneur in the hospitality and spirits industry, and for the past five years, has owned and managed several restaurants and nightclub establishments in the province of Shandong, China.

There are no family relationships between Mr. Li and Mr. Westbrook and Mr. Deal and any of the previous executive officers or directors of the Company. There have been no transaction during the Company's last two fiscal years, or any currently proposed transaction, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved excess $60,000 and in which Mr. Li had , or will have, a direct or indirect material interest.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Registrant: Vita Spirits Corp.

Signed: /s/ Tie Ming Li

Name: Tie Ming Li

Title: President and Chief Executive Officer

Date: August 26, 2008